Exhibit 99.1

Press Release

Assured Guaranty Ltd. Announces Unrealized Mark-to-Market Loss on Derivatives and Record Quarterly New Business Production for the Third Quarter of 2007

Hamilton, Bermuda, October 22, 2007 — Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or the “Company”) announced today that its third quarter 2007 results include an after-tax unrealized mark-to-market loss on derivatives of $163 million ($221 million before tax), or $2.40 per diluted share, on financial guaranties written in credit default swap (“CDS”) contract form.  Approximately 70% of Assured’s unrealized mark-to-market loss on derivatives is due to a decline in the market value of high yield and investment grade corporate collateralized loan obligation transactions, with the balance generated by lower market values principally in the residential and commercial mortgage-backed securities markets.   The mark-to-market loss does not reflect actual claims or credit losses, nor does it reduce Assured’s claims-paying resources, rating agency capital requirements or regulatory capital position.   The Company’s CDS exposures are substantially similar to its financial guaranty insurance contracts and provide for credit protection against payment default.  They are contracts that are held to maturity and are not subject to margin or collateral calls due to changes in market value.  The net gain or loss on CDS exposure will amortize to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure.  As of September 30, 2007, Assured had CDS net par outstanding of $62.3 billion, $61.0 billion of which was underwritten by the financial guaranty direct segment.  Details of Assured’s financial guaranty direct exposure as of September 30, 2007 by rating, and by sector and average rating are available in Table 1 of this press release.

“The widening of credit spreads, which has caused the decline in the value of our in-force derivatives book, has also created significant demand and favorable pricing for new business,” stated Dominic Frederico, President and Chief Executive Officer.  Accordingly, Assured also announced today that third quarter 2007 new business production as measured by the Present Value of Gross Written Premiums (“PVP”), a non-GAAP financial measure, was $133 million in the financial guaranty direct segment, a 46% increase compared to the third quarter 2006.  This is the highest financial guaranty direct quarterly PVP in the Company’s history.  The financial guaranty reinsurance segment’s PVP was $33 million, a 10% decline compared to the third quarter of 2006.  The Company also achieved a quarterly record for consolidated PVP, which was $166 million, an increase of 30% from the prior year period.

Assured has provided this preliminary information on third quarter 2007 results prior to the Company’s scheduled third quarter 2007 earnings release due to investors’ inquiries on the impact of credit market conditions on the Company.  Assured’s preannouncement is strictly limited to the information contained in this press release and the Company will not provide any other details on these items or third quarter 2007 financial results until the Company’s scheduled earnings release.

Third Quarter 2007 Earnings Release and Conference Call Details:  Assured will release its third quarter 2007 earnings press release and financial supplement after 5:00 p.m. Eastern Time (6:00 p.m. Atlantic Time) on Thursday, November 8, 2007.  A copy of these documents will be available in the Investor Information section of the Company’s website located at www.assuredguaranty.com.

The Company will host a conference call for investors at 8:00 a.m. ET (9:00 a.m. AT) on Friday, November 9, 2007.  The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at www.assuredguaranty.com or by dialing 800-638-4930 (in the U.S.) or 617-614-3944 (International), passcode 44297800.  A replay of the call will be available through December 9, 2007.  To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 12378747.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Table 1

Assured Guaranty Ltd.

Credit Default Swap (“CDS”) Exposure Profile (1)

(dollars in millions)

Financial Guaranty Direct Distribution of CDS Exposure by Rating

	September 30, 2007		December 31, 2006
	Net Par		Net Par
	Outstanding	%	Outstanding	%
Ratings (2):
AAA/Aaa	$59,158	97.0%	$45,901	94.4%
AA/Aa	1,334	2.2%	1,863	3.8%
A/A	102	0.2%	432	0.9%
BBB/Baa	391	0.6%	394	0.8%
Below investment grade	29	—	51	0.1%
Total exposures	$61,015	100.0%	$48,641	100.0%

Financial Guaranty Direct Distribution of CDS Exposure by Sector and Average Rating

	September 30, 2007		December 31, 2006
	Net Par	Average	Net Par	Average
	Outstanding	Rating (2)	Outstanding	Rating (2)

Sector:
U.S. public finance
General obligation	$432	AAA	$454	AAA
Tax backed	70	AAA	112	AAA
Investor-owned utilities	39	AAA	39	AAA
Municipal utilities	26	AAA	26	AAA
Healthcare	—	—	—	—
Higher education	—	—	—	—
Housing	—	—	—	—
Other public finance	—	—	—	—
Structured municipal	—	—	—	—
Transportation	—	—	—	—
Total U.S. public finance	$567	AAA	$630	AAA

U.S. structured finance
Pooled corporate obligations	$27,884	AAA	$21,099	AAA
Subprime mortgage-backed and home equity	5,861	AAA	5,023	AAA
Commercial receivables	5,703	AAA	5,999	AA
Prime mortgage-backed and home equity	2,777	AAA	589	AAA
Other structured finance	1,087	AAA	2,315	AAA
Consumer receivables	313	AA	310	AAA
Total U.S. structured finance	$43,625	AAA	$35,335	AAA

International
Pooled corporate obligations	$5,916	AAA	$2,126	AAA
Pooled infrastructure	4,294	AAA	4,616	AAA
Mortgage-backed and home equity	3,932	AAA	3,351	AA+
Other structured finance	1,594	AAA	1,767	AAA
Infrastructure	490	AAA	311	AAA
Regulated utilities	450	AAA	259	AAA
Future flow	98	BBB+	158	A–
Insurance securitizations	41	BBB	41	A–
Public finance	9	AAA	49	A
Total international	$16,823	AAA	$12,676	AAA

Total exposures	$61,015	AAA	$48,641	AAA

1.  Some amounts may not add due to rounding.

2.  Assured internal rating. Assured’s scale is comparable to that of the nationally recognized rating agencies.

Explanation of Non-GAAP Financial Measures:

The following section defines the non-GAAP financial measure presented in this press release and describes why it is useful for investors.

Present value of gross written premiums or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums on contracts written in the current period, discounted at 6% per year.   Management believes that PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on new contracts underwritten in a reporting period, which GAAP gross premiums written does not adequately measure.  Actual future net earned or written premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.  Below is a reconciliation of PVP to gross written premiums:

	Three Months Ended September 30,

(dollars in millions)	2007	2006

Premium analysis:
Gross written premiums (GWP) analysis:
Present value of GWP (PVP)
Financial guaranty direct	$132.7	$90.9
Financial guaranty reinsurance	32.8	36.5
Total PVP	165.5	127.4
Less: Financial guaranty installment premium PVP	118.0	86.1
Upfront financial guaranty GWP	47.5	41.3
Plus: Financial guaranty installment GWP	40.3	30.3
Financial guaranty GWP	87.8	71.6
Plus: Mortgage guaranty segment GWP	1.4	1.9
Plus: Other segment GWP	0.1	0.1
Total gross written premiums	$89.3	$73.6

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward looking statements, including its calculation of PVP and statements regarding losses, pricing and growth of the direct business could be affected by many events.  These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors and Media

Sabra Purtill, CFA

Managing Director, Investor Relations and Strategic Planning

212-408-6044

441-278-6665

spurtill@assuredguaranty.com

Christopher McNamee

Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com